Exhibit 99.1

CONFIDENTIAL

MariaDB Announces New Management Appointments

Paul O’Brien named CEO and Board Member, and other executive additions

REDWOOD CITY, Calif. and DUBLIN – May 30, 2023 – MariaDB plc (NYSE:MRDB) today announced Paul O’Brien has been appointed as the company’s new CEO and will serve as a member of the board of directors, effective May 26, 2023. Michael Howard, the company’s current CEO, will remain on the board of directors to provide strategic planning and oversight. The board has also appointed Tom Siegel as chief revenue officer (CRO) to lead the sales, consulting, support and training teams, and Jonah Harris as chief technology officer (CTO) effective June 5, 2023.

“Paul and Tom both have a track record of building successful SaaS companies as well as a broad understanding of how to drive growth and profitability at companies such as MariaDB,” said Alex Suh, chairman of the board, MariaDB plc. “Over the course of seven and a half years, Michael has expertly architected the transformation of MariaDB from an open-source offering to a cloud business that successfully competes with the hyperscalers. It’s thanks to his leadership and accomplishments that we enter the next growth phase, which is already reflected in our robust Annual Recurring Revenue (ARR) growth. With the additions of Paul and Tom to our already strong management team, we are confident we can move further and faster towards our ambitious goals.”

“MariaDB is headed in the right direction – look at the amazing talent we’ve attracted, the differentiation of our products – momentum is building and it’s the start of something spectacular,” said Howard. “For the next phase of growth, bringing in a fresh set of eyes is what’s needed to get to the next step. After many years of everyone’s hard work – from engineering to sales and marketing, and everyone in between, it’s all coming together. My heartfelt thanks to everyone.”

O’Brien has served as SVP, sales and field operations of the company since March 2023. Prior to joining MariaDB, he served as VP, Operations at NetApp, Inc., a storage and data management company and VP, Business Intelligence and Operations at Symantec Corporation, a security company. Prior to that, O’Brien held various management positions at EMC Corporation, a storage and data management company, and HP Inc. (then Hewlett-Packard Company), a technology company, and also served as a partner at Prism Venture Partners, a venture firm. In all these roles, O’Brien was responsible for successfully guiding companies in their evolution from on-prem deployments and perpetual license software to subscription and cloud-based models.

CONFIDENTIAL

“Having guided MariaDB sales, I’ve personally witnessed the immense value we deliver to customers through our products and people,” said O’Brien. “There is a huge opportunity at MariaDB’s fingertips and I am confident in our ability to capitalize on this potential and achieve unprecedented growth. Michael led us through significant milestones – we are now a publicly traded company with a strong cloud product. This facilitates a smooth transition to a focused go-to-market strategy to accelerate the business toward a targeted $100 million ARR by the end of 2025.”

Siegel has an impressive background as a sales and operations executive, coupled with extensive experience building and leading high-performance teams for both private and public SaaS companies. He was most recently CRO at Bringg, a SaaS delivery management platform. Prior to that, he was chief sales officer at Fuze, a cloud communications software company and VP of worldwide sales operations at PTC, a global software company. He has also held sales leadership positions at EMC and BMC Software. Siegel has successfully driven accelerated growth for SaaS companies through a combination of go-to-market strategy, sales leadership and adherence to key performance metrics, with demonstrated ARR growth from $50 million to $100 million.

“MariaDB has gone through an incredible transformation to become a prominent cloud company with MariaDB SkySQL, a second generation cloud database,” said Siegel. “This presents a remarkable opportunity for the company to take a larger share of the relational database market, expected to be $72 billion by 2026. I look forward to working with the stellar team at MariaDB to continue driving value to customers, whether its cloud services such as backup and observability to community on-prem users or multicloud benefits with exceptional scale and resilience.”

About MariaDB

MariaDB is a new generation cloud database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions and have been downloaded over one billion times. Deployed in minutes and maintained with ease, leveraging cloud automation, our database products are engineered to support any workload, any cloud and any scale – all while saving up to 90% of proprietary database costs. Trusted by organizations such as Bandwidth, DigiCert, InfoArmor, Oppenheimer, Samsung, SelectQuote and SpendHQ, MariaDB’s software is the backbone of critical services that people rely on every day. Learn more at mariadb.com.

CONFIDENTIAL

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “seek,” “will,” “would,” similar or comparable expressions, and variations or negatives of such words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as the benefits of management changes, future opportunities for us and our products and services (including increased business in the cloud), and any other statements regarding MariaDB’s future operations, anticipated growth, financial or operating results or condition, market opportunities, strategies, anticipated business levels, planned activities, and other expectations and targets for future periods.

As a result of a number of known and unknown risks and uncertainties, our actual results, condition, or performance, including ARR, may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: (a) successful integration of new management; (b) our ability to continue as a going concern and to secure additional financing needed to meet short-term and long-term liquidity needs; (c) our ability to compete in an increasingly competitive environment and grow our business; (d) our ability to retain and recruit qualified personnel, including officers, directors and other key personnel (including those with public company experience); (e) our ability to realize the anticipated benefits of being a public company and effectively operate as a public company; (f) any regulatory actions or litigation relating to, among other things, the business combination with Angel Pond Holdings Corporation; (g) our ability to maintain the listing of our ordinary shares, public warrants or other securities on the NYSE; and (h) other risks and uncertainties indicated from time to time in our SEC filings, such as on Forms 10-Q and 10-K, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by us.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We give no assurance that we will achieve our expectations or plans, which may change over time.

Source: MariaDB

Contacts

Investors:

ir@mariadb.com

Media:

pr@mariadb.com